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Microfilm Number______   Filed with the Department of State on October 1, 1998

Entity Number 2072587                                 /s/ Yvette XXXX
                                           -------------------------------------
                                                Secretary of the Commonwealth



              ARTICLES OF AMENDMENT-DOMESTIC BUSINESS CORPORATION
                             DSCB: 15-1915 (Rev 90)

   In compliance with the requirements of 15 Pa.C.S. ss. 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1. The name of the corporation is: USA Technologies, Inc.

2. The (a) address of this corporation's current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

   (a) _________________________________________________________________________
       Number and Street         City         State         Zip         County

   (b) c/o: Corporation Service Company                             Chester
       -------------------------------------------------------------------------
       Name of Commercial Registered Office Provider                County

   For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3. The statute by or under which it was incorporated is:
   Business Corporation Law of 1988

4. The date of its incorporation is: January 16, 1992

5. (Check, and if appropriate complete, one of the following):

   _x_The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

   ___The amendment shall be effective on: ____________________ at _____________
                                                  Date                 Hour

6. (Check one of the following):

   ___The amendment was adopted by the shareholders (or members) pursuant to 15
      Pa.C.S. ss. 1914(a) and (b).

   _x_The amendment was adopted by the board of directors pursuant to 15 Pa.C.S.
      ss. 1914(c).

7. (Check, and if appropriate complete, one of the following):

   ___The amendment adopted by the corporation, set forth in full, is as follows:

      __________________________________________________________________________

      __________________________________________________________________________

      __________________________________________________________________________



   _x_The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.




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8. (Check if the amendment restates the Articles):

   ___The restated Articles of Incorporation supersede the original Articles and all amendments thereto.

   IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this __ day of _________ 19__.

                                                        USA Technologies, Inc.
                                                   -----------------------------
                                                         Name of Corporation)

                                                   BY: /s/ Leland P. Maxwell
                                                      --------------------------
                                                             (Signature)

                                                   TITLE: Leland P. Maxwell, CFO
                                                          ----------------------


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                                  EXHIBIT "A"

1. The first sentence of Paragraph (C) Designation of Series A Preferred Stock of Article 4 of the Articles of Incorporation of the Company shall be amended and restated to read in full as follows:

   "(C) Designation of Series A Convertible Preferred Stock. There is hereby established a series of the Series Preferred Stock designated "Series A Convertible Preferred Stock" (herein referred to as Series A Preferred Stock"), consisting of 787,591 shares having the relative rights, designations, preferences, qualifications, privileges, limitations, and restrictions applicable thereto as follows:"

2. The following new Paragraph (C. 1) Designation of Series B Equity Participating Preferred Stock shall be added to Article 4 of the Articles of Incorporation of the Company:

   "(C.1) Designation of Series B Equity Participating Preferred Stock. There is hereby established a series of Series B Preferred Stock designated "Series B Equity Participating Preferred Stock" (herein referred to as "Series B Preferred Stock"), consisting of 200,000 shares having the relative rights, designations, preferences, qualifications, privileges, limitations, and restrictions applicable thereto as follows:

          1. USA Transaction Conversion.

                 a. If there shall be a USA Transaction, each issued and outstanding share of Series B Preferred Stock shall be automatically converted into forty (40) fully paid and non-assessable shares of Common Stock of the Corporation ("Common Stock"). If all 200,000 shares of Series B Preferred Stock are issued and outstanding, such shares would be converted into an aggregate of 8,000,000 shares of Common Stock upon a USA Transaction.

                 b. For purposes hereof, the term "USA Transaction" shall mean:

                        (1) the acquisition by any person, entity or group required to file (or which would be required to file if the Corporation had been subject to such provisions) a Schedule 13D or Schedule l4d-I promulgated under the Securities Exchange Act of 1934 ("Exchange Act") or any acquisition by any person entitled to file (or which would be entitled to file if the Corporation had been subject to such provisions) a Form 13G under the Exchange Act with respect to such acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of the Corporation's then outstanding voting securities entitled to vote generally in the election of Directors (the "Outstanding Shares"); or

                        (2) approval by the shareholders of the Corporation of a reorganization, merger, consolidation, liquidation, or dissolution of the Corporation, or the sale, transfer, lease or other disposition of all or substantially all of the assets of the Corporation ("Business Combination").

                        (3) Notwithstanding subsection (2) above, and other than in connection with a liquidation or dissolution of the Corporation, a Business Combination described in subsection (2) above shall not constitute a USA Transaction if following such Business



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Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from such business combination (including without limitation, an entity which as a result of such transactions owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries), and
(B) no person owns, directly or indirectly, 49% or more of the combined voting power of the then outstanding voting securities of the entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination.

                 c. the Corporation shall at its sole cost and expense, take such action as shall be required to have any shares of Common Stock to be issued to the holders of the Series B Preferred Stock pursuant hereto to be registered or exempted from registration under applicable Federal and state securities laws. As a condition to the issuance by the Corporation of any Common Stock, the holders of the Series B Preferred Stock shall execute and deliver such representations, warranties, and covenants, that may be required by applicable Federal and state securities law, or that the Corporation determines is reasonably necessary in connection with the issuance of such Common Stock. In addition, the certificates representing the Common Stock shall contain such legends, or restrictive legends, or stop transfer instructions, as shall be required by applicable Federal or state securities laws, or as shall be reasonably required by the Corporation or its transfer agent.

                 The Corporation shall provide written notice by mail, postage prepaid, to each holder of Series B Preferred Stock at such holder's address appearing in the books of the Corporation of any USA Transaction. Such notice shall specify the terms and conditions pursuant to which the Series B Preferred Stock shall be exchanged. At the time of the USA Transaction, all of the issued and outstanding shares of Series B Preferred Stock shall be automatically and irrevocably converted into the applicable number of shares of Common Stock, and the former holders of such Series B Preferred Stock shall have no further rights as holders of such shares other than to receive such holder's appropriate shares of Common Stock. If any holder of Series B Preferred Stock shall not surrender to the Corporation the certificates or certificate representing all of such holder's shares at the time, place, and manner specified in the notice, the Corporation shall on and as of date of the USA Transaction, nevertheless cancel all of such Series B Preferred Stock. Upon delivery to the Corporation of all such certificates and compliance with all other terms and conditions contained in the notice, the Corporation shall deliver the appropriate share certificates to the holder thereof.

                 d. The Corporation has not reserved for issuance, and is not required to reserve for issuance in the future, the 8,000,000 shares of Common Stock issuable to the holders of the Series B Preferred Stock upon a USA Transaction. If a USA Transaction shall occur at a time when there would not be a sufficient number of authorized but unissued shares of Common Stock to satisfy the Corporation's obligations hereunder, then the Corporation shall as a condition of such USA Transaction promptly take any and all appropriate action to make available a sufficient number of shares of Common Stock. In the alternative, the Corporation shall structure the USA Transaction so that the holders of the Series B Preferred Stock shall receive the same amount and type of consideration in connection with the USA Transaction as any other holder of Common Stock, and as if all the shares of Common Stock underlying the Series B Preferred Stock (i.e., 40 shares of Common Stock for each share of Series B Preferred Stock) had actually been issued to such holders by the Corporation at the time of the USA Transaction.


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                 e. Conversion Adjustment. The number of shares of Common Stock into which each share of Series B Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

                    (1) Stock Split, etc. In the event the Corporation should at any time or from time to time split or subdivide the outstanding shares of Common Stock or pay a dividend or other distribution on the outstanding shares of Common Stock payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, immediately after the record date (or if no record date is fixed, immediately after the effective date of such dividend, distribution, split or subdivision), the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible shall be appropriately increased in proportion to such increase of outstanding shares of Common Stock.

                    (2) Stock Combination. If the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then as of the effective date of such combination, the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible shall be appropriately decreased in proportion to such decrease in outstanding shares of Common Stock.

                 f. No Fractional Shares; Certificate as to Adjustments.

                    (1) No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

                    (2) Upon the occurrence of each adjustment or readjustment of the conversion rate, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

                 g. Status of Converted Stock. In the event any shares of Series B Preferred Stock are converted pursuant to this Section, the shares so converted shall be canceled, retired and eliminated and shall not be reissued by the Corporation.

          2. Voting Rights. Except as provided herein, or as provided by law, the Series B Preferred Stock shall have no voting rights.

          3. Dividend Provisions. The Series B Preferred Stock shall not be entitled to receive any dividends.

          4. Liquidation or Redemption. Except as provided herein, the Series B Preferred Stock shall not be entitled to any liquidation or redemption rights.

          5. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the automatic conversion rights of the holders of Series B Preferred Stock against impairment."


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